Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Symantec Corporation:

We consent to the use of our report dated October 26, 2018, with respect to the consolidated financial statements and effectiveness of internal control over financial reporting, incorporated by reference.

/s/ KPMG LLP
Santa Clara, California
March 8, 2019